Exhibit 4.2

DESCRIPTION OF CAPITAL STOCK
Except as otherwise indicated herein or as the context otherwise requires, references in this exhibit to “we,” “us,” “our” and “the company” refer to Tilly’s, Inc. The following description of our common stock and certain provisions of our certificate of incorporation and bylaws are summaries and are qualified in their entirety by reference to the full text of our certificate of incorporation and bylaws. We urge you to read those documents, each of which are incorporated by reference as exhibits to our filings with the Securities and Exchange Commission, or the SEC, for additional information.
Our authorized capital stock consists of:

•	100,000,000 shares of Class A common stock, $0.001 par value;

•	35,000,000 shares of Class B common stock, $0.001 par value; and

•	10,000,000 shares of preferred stock, $0.001 par value.
Only our Class A common stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended.
Common Stock
Our certificate of incorporation divides our common stock into two classes of common stock, Class A common stock and Class B common stock. Holders of Class A common stock and Class B common stock have identical rights, except with respect to certain voting and conversion as further described below. The holders of Class A common stock are entitled to one vote per share held of record and holders of Class B common stock are entitled to 10 votes per share held of record on all matters submitted to a vote of stockholders, including the election of directors. Except as may be provided with respect to shares of preferred stock, the holders of our common stock will possess the exclusive voting power.
Holders of our common stock will have no preference, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities.
Voting Rights.
On all matters on which the holders of our common stock are entitled to vote, the holders of the Class A common stock and the Class B common stock vote together as a single class. Holders of Class A common stock are entitled to one vote for each share held of record and holders of Class B common stock are entitled to 10 votes for each share held of record on all matters submitted to a vote of stockholders. Holders of our common stock will not have cumulative voting rights, which means that in the election of directors, the holders of shares of common stock representing a plurality of the votes cast can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors. Our stockholders cannot amend, alter or repeal any provision of our bylaws without the affirmative vote of two thirds of all stockholders voting together as a single class.
Conversion of Class B Common Stock.
All outstanding shares of Class B common stock will convert automatically into a like number of shares of Class A common stock in the event:

Exhibit 4.2

•
The number of shares of Class A common stock and Class B common stock beneficially owned by Hezy Shaked and any Hezy Shaked Entity (as defined below), in the aggregate, represents less than 15.0% of the total aggregate number of shares of Class A common stock and Class B common stock outstanding;

•	The death of Hezy Shaked; or

•	Mr. Shaked’s ceasing to be affiliated with us in any capacity as a result of a permanent disability.

In addition, shares of Class B common stock that are transferred will automatically convert into a like number of shares of Class A common stock, other than transfers to Hezy Shaked or a Hezy Shaked Entity.
For purposes of our certificate of incorporation, a “Hezy Shaked Entity” is:

•	any not-for-profit corporation controlled by Hezy Shaked, Tilly Levine or the children of Hezy Shaked and Tilly Levine, or any combination thereof;

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any other corporation if at least 66% of the value and voting power of its outstanding equity is owned by Hezy Shaked, Tilly Levine or the children of Hezy Shaked and Tilly Levine, or any combination thereof;

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any partnership if at least 66% of the value and voting power of its partnership interests are owned by Hezy Shaked, Tilly Levine or the children of Hezy Shaked and Tilly Levine, or any combination thereof;

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any limited liability or similar company if at least 66% of the value and voting power of the company and its membership interests are owned by Hezy Shaked, Tilly Levine or the children of Hezy Shaked and Tilly Levine; or

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any trust the primary beneficiaries of which are Hezy Shaked, Tilly Levine or the children of Hezy Shaked and Tilly Levine and/or charitable organizations, which if the trust is a wholly charitable trust, at least 66% of the trustees of such trust are appointed by Hezy Shaked, Tilly Levine or the children of Hezy Shaked and Tilly Levine.

Dividend Rights.
The holders of our common stock are entitled to receive pro rata such lawful dividends when, if and as may be declared from time to time by our board of directors out of funds legally available for payment. However, such dividends would be subject to preferences that may be applicable to the holders of any outstanding shares of our preferred stock.
Liquidation.
In the event of a liquidation, dissolution or winding up of the affairs of our company, whether voluntary or involuntary, the holders of our common stock will be entitled to receive pro rata all of our remaining assets available for distribution to our stockholders. Any such pro rata distribution would be subject to the rights of the holders of any outstanding shares of our preferred stock.
Rights and Preferences.
The shares of our common stock have no preemptive rights, no redemption or sinking fund provisions and are not liable for further call or assessment. The rights, powers, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred

Exhibit 4.2

stock that we may designate and issue in the future. The outstanding shares of our common stock are, and all shares of common stock to be issued in this offering will be, non-assessable.
Preferred Stock
Our board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges, and relative participating, optional, or special rights as well as the qualifications, limitations, or restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. Accordingly, our board of directors, without stockholder approval, may issue preferred stock with voting, conversion, or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could be issued quickly with terms calculated to delay or prevent a change of control or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our Class A common stock, may adversely affect the voting and other rights of the holders of our common stock, and could have the effect of delaying, deferring or preventing a change of control of our company or other corporate action. At present, we have no plans to issue any shares of preferred stock.
Anti-Takeover Provisions
Certificate of Incorporation and Bylaws
Our certificate of incorporation and bylaws further provide that all stockholder actions must be effected at a duly called meeting of stockholders and not by consent in writing, and our bylaws require advance notice of stockholder proposals and director nominations. A special meeting of stockholders may be called only by our board of directors, the chairperson of our board of directors, our chief executive officer or president (in the absence of a chief executive officer). Our certificate of incorporation further provides that the affirmative vote of two thirds of all stockholders voting together as a single class is required to amend certain provisions of our certificate of incorporation, including provisions relating to removal of directors and special meetings.
Our certificate of incorporation further provides that if all shares of our Class B common stock are converted into Class A common stock or otherwise cease to be outstanding, our board of directors will be divided into three classes in the manner provided by our certificate of incorporation. After the directors in each class serve for the initial terms provided in our certificate of incorporation, each class will serve for a staggered three-year term. Our certificate of incorporation permits removal of a director only for cause by the affirmative vote of the holders of a majority of the voting power of the company once the board of directors is divided into three classes and provides that director vacancies can only be filled by an affirmative vote of a majority of directors then in office.
Our bylaws provide that, unless we consent in writing to an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (iv) any action asserting a claim that is governed by the internal affairs doctrine. Any person purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to this provision of our bylaws. This choice-of-forum provision may limit our stockholders’ ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits.
The foregoing provisions may make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of our company by replacing our board of directors, and could have the effect of delaying, deferring or preventing a change of control of our company or other corporate action.

Exhibit 4.2

Anti-Takeover Effects of Delaware Law
We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Under Section 203, we would generally be prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that this stockholder became an interested stockholder unless:

•	prior to this time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

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upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers, and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Under Section 203, a “business combination” includes:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder, subject to limited exceptions;

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any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.